Exhibit 99.1

           Pier 1 Imports, Inc. Discontinues Cash Dividend

    FORT WORTH, Texas--(BUSINESS WIRE)--Oct. 3, 2006--Pier 1 Imports, Inc. (NYSE:PIR) announces that its Board of Directors has decided to discontinue the Company's $0.10 per share quarterly dividend.

    Marvin J. Girouard, Pier 1's Chairman and Chief Executive Officer, commented, "We believe that discontinuing the cash dividend will improve the Company's near-term liquidity and is consistent with our efforts to provide financial stability as we execute Pier 1's turnaround strategy. While the discontinuation of the cash dividend was done in an effort to provide additional flexibility, we still believe that the Company's cash on hand, available lines of credit and proceeds from the sale of the credit card business will be sufficient to meet our expected cash requirements over the next fiscal year."

    Any forward-looking projections or statements made in this press release should be considered in conjunction with the cautionary statements contained in the Company's most recently filed report on Form 10-Q. Management's expectations and assumptions regarding planned store openings, financing of Company obligations from operations, results from its new marketing, merchandising and store operations strategies, and other future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties that may affect Company operations and performance include, among others, the effects of terrorist attacks or other acts of war, conflicts or war involving the United States or its allies or trading partners, labor strikes, weather conditions or natural disasters, volatility of fuel and utility costs, the general strength of the economy and levels of consumer spending, consumer confidence, the availability of new sites for expansion along with sufficient labor to facilitate growth, the availability and proper functioning of technology and communications systems supporting the Company's key business processes, the ability of the Company to import merchandise from foreign countries without significantly restrictive tariffs, duties or quotas and the ability of the Company to source, ship and deliver items from foreign countries to its U.S. distribution centers at reasonable prices and rates and in a timely fashion. The Company assumes no obligation to update or otherwise revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

    Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1
Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids(R) stores in the United States. Information about the Company is available on www.pier1.com.

    CONTACT: Pier 1 Imports, Inc., Fort Worth
             Cary Turner, 817-252-8400